UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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SCHEDULE 14A INFORMATION

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PHUNWARE, INC.
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Goldenwise Capital Group Limited GoldenFuture Capital Investment Ltd Richard (HUAKUN) Ding Mona (XUAN) Zhang
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GOLDENWISE CAPITAL GROUP LIMITED

November 3, 2026

PHUNWARE TRADES FOR LESS THAN HALF OF ITS $92 MILLION IN CASH.

THE MARKET HAS DELIVERED ITS VERDICT ON THIS BOARD'S STEWARDSHIP.

Vote the GOLD Universal Proxy Card FOR Mona Zhang, an Independent, Stockholder-Nominated Director

Dear Fellow Phunware Stockholders,

Goldenwise Capital Group Limited and its affiliates (the "Goldenwise Group" aka "Ding Group") own approximately 9.2% of Phunware's common stock, making us the Company's largest stockholder. We have invested about $3.7 million in Phunware shares. Our interests are the same as yours: we make money only if you do.

We are asking you to vote the GOLD universal proxy card FOR Mona (Xuan) Zhang, CFA, an independent, stockholder-nominated director, at the December 17 Annual Meeting.

This election is for one seat on a three-person Board. If Ms. Zhang is elected, two incumbent directors and management remain in place. We are not seeking control. We are asking for one independent voice in a boardroom that today has none. We urge you to WITHHOLD on Phunware nominee Elliot Han.

Why Change Is Needed

• Phunware is worth less than its cash. The stock market values the entire company at about $40 million.¹ At June 30, 2026, Phunware had $92.1 million of cash and no debt.² Investors are assigning the operating business a value below zero.

• The stock has collapsed. Since Elliot Han joined the Board in January 2024, Phunware shares have lost about 83% of their value.³ Mr. Han has chaired the Board for the past year and is the only director on the ballot.

• Revenue is falling while spending rises. Revenue fell 20% in 2025, to $2.55 million. Operating expenses rose 42%, to $21.8 million, and the operating loss widened to $20.5 million.⁴ The Company's reported revenue "growth" in Q2 2026 came from a customer terminating its contract early.²

• The cash came from you. Stockholders provided $132.9 million of new capital in 2023 and 2024 at heavy dilution.⁵ About $92 million is left, and Phunware used $8.4 million of it in the first six months of 2026 alone.⁶

This is not a technology problem. It is a stewardship problem.

The "2.0 Strategy": Promises Without Proof

On October 29, seven weeks before the meeting, CEO Dmitry Kroshka issued his first letter to stockholders since taking the job in May. It describes a "reset" of Phunware into an AI-driven "guest intelligence platform." We read it carefully. Here is what it does not contain:⁷

• No budget, no revenue target, no spending limit and no dated financial milestone. The headline promised "meaningful milestones." The letter says they will come "in the months ahead."

• No 2.0 revenue. AI Concierge is in use at one resort and under agreement with a second; Phunware has not disclosed what either pays. Itinerary Planner is in beta. The Operator Console is a demonstration.⁸

• Leads, not customers. The letter counts "nearly 300 leads," "50+ meetings" and "conversations" with four hotel groups. Leads are not contracts, and conversations are not revenue.

• Outsourced product and strategy. Phunware's product teams are now "centralized under" an outside consulting firm, supported by three outside "strategic advisors." Phunware is relying on consultants to build a strategy that has yet to produce a disclosed dollar of new revenue.

• Another change of direction. A "reset" of the Company, the wind-down of its advertising business and a new push into healthcare, from the fourth CEO in two years.⁹

• Acquisitions are now "Priority Two." The same Board that oversaw an 83% decline wants to use your cash to buy companies.

• Elliot Han's record should raise questions for investors.  Since February 2025 he has been Chief Investment Officer of C1 Advisors LLC, the investment adviser to C1 Fund Inc. (NYSE: CFND), and he chairs the adviser's Investment Committee.¹⁰ CFND shares have fallen approximately 75% from the $10 IPO offering price in August 2025 to $2.48 on October 30, 2026.¹¹ ¹²

• Mr. Kroshka himself wrote that Phunware's "fixed cost base remains large relative to revenue," that it "continue[s] to operate at a loss," and that "there is a lot left for Phunware to prove." We agree. 2.0 may have merit, but a company with Phunware's record should prove commercial traction before it spends more of your money, not after: a budget, measurable milestones and regular reporting against them. The October 29 letter offers none of these, and a Board that "backed us to move fast" has not demanded them. An independent director in the boardroom would.

This Board Has Not Earned Your Trust

• No CFO for two years, and a known control weakness left unfixed. Phunware has had no chief financial officer since November 2024. Its internal controls have had a material weakness since 2023, and the Company reported ineffective disclosure controls as recently as June 30, 2026.¹³ ¹⁴ Mr. Han chairs the Audit Committee and is its designated "financial expert."⁹ The company's proxy touts the Audit Committee's oversight of internal controls and the directors' financial-expert status, while omitting that those controls have been reported ineffective in every periodic report for three years under the same Audit Committee chair who is on the ballot.

• Four CEOs in two years: Michael Snavely, Stephen Chen, Jeremy Krol and, since May 2026, Dmitry Kroshka.⁹ Mr. Han was in the boardroom for every one of them.

• Boardroom ties. Ms. Du and Mr. Lu are former colleagues from Fandom, Inc., and Mr. Lu joined the Board ten months after she did.⁹

• Pay without ownership. Mr. Han received about $258,000 in 2024 and about $265,000 in 2025 as a director of a company with $2.5 million of revenue.¹⁵ ¹⁶ No director has ever bought a Phunware share. Every share the three directors hold was granted to them.¹⁷

• $150,000 each, the day we nominated. On August 21, 2026, the day we delivered our nomination notice, each director received 70,912 fully vested shares "for services rendered in 2026," before the year was over and before Mr. Han faced a vote.¹⁸ It was Mr. Han's second full annual stock award in five months.¹⁹ We asked the directors to return the awards. They have not.

• Dilution on the table. In May 2026, with the stock near $2 and cash of about $4.79 per share, the Board put in place a program to sell up to $15.3 million of new stock.²⁰ We believe no shares should be issued below cash value per share.

• A Board that won't engage. Over seven months, Mr. Ding sent more than 20 emails to Chairman Han without a personal reply. The Board met him twice, briefly, by video, and said both times it would not consider adding a director. Our nomination notice was refused delivery three times.²¹

We did not want a contest. The Board left stockholders no other way to be heard.

Mona Zhang: An Owner's Advocate in the Boardroom

Ms. Zhang has spent more than 15 years on the investor's side of the table, judging how management teams spend other people's capital. She has no ties to Phunware's management or directors. She would bring exactly what this Board lacks: discipline about capital, and independence from the people spending it.

What Phunware's board needs	What Ms. Zhang brings
Capital allocation discipline over $92 million of cash	15+ years evaluating businesses, managing and allocating capital, including as a Portfolio Manager at Mackenzie Investments and an analyst at Burgundy Asset Management and Invesco Canada
Owner-oriented oversight & business operations experience	Founder, Managing Partner and Portfolio Manager of Trunity Partners Ltd., an independent investment manager in Toronto
Public-company board experience	Non-Executive Director of Moberg Pharma AB (Nasdaq Stockholm), September 2025 to May 2026

What Phunware's board needs	What Ms. Zhang brings
A clear-eyed read on AI strategy	Strategic Advisor to NuPort Robotics, a physical-AI company; Bachelor of Engineering in Electrical Engineering, Beijing Institute of Technology
Credibility with investors	a CFA charterholder, MBA, Rotman School of Management, University of Toronto; guest lecturer at Rotman

If elected, and subject to her fiduciary duties to all stockholders, Ms. Zhang would press the Board to:

• Put 2.0 to the test. Set a budget, spending limits and dated commercial milestones for the 2.0 Strategy, and scale back or end initiatives that do not meet them.

• Protect the cash. Require rigorous review of any acquisition or stock issuance. If the business cannot show a path to sustainable returns, consider strategic alternatives, including returning capital to stockholders.

• Align pay with owners. Reduce director pay, tie director equity to long-term vesting, and open regular communication between the Board and stockholders.

Ms. Zhang believes she would qualify as independent under Nasdaq rules and as an "audit committee financial expert" under SEC rules. Other than as disclosed in our proxy statement, she receives no compensation from the Goldenwise Group for serving as a nominee or director.

What the Board Will Tell You

• "They want control." We are asking for one of three seats. Two incumbents and management stay.

• "We have a plan." Read the October 29 letter and ask: where is the budget, the revenue target and the paying customer?

• "We are making changes." If the Board announces changes before December 17, ask why it took a contest. Changes made under pressure can be undone once the pressure is gone. A stockholder-elected director makes them last.

• "This is about the Goldenwise Group." We are Phunware's largest stockholder, we added to our position this fall, and we take no fees or compensation from Phunware. Our interests are your interests.

How to Vote

Please vote the GOLD universal proxy card today, by internet, telephone or mail:

• FOR Mona (Xuan) Zhang

• WITHHOLD on Elliot Han

Mark FOR next to only one nominee. If you mark more than one, your vote for directors will not count. Only your latest-dated proxy counts, so if you have already voted a WHITE card you can change your vote with the GOLD card.

The meeting is December 17, 2026. Internet voting typically closes at 11:59 p.m. ET the night before.

This is your company, and every vote counts, however many shares you own. Please vote the GOLD card today.

Thank you for your support.

Sincerely,

Richard (Huakun) Ding

Founder, Goldenwise Capital Group Limited

If you have any questions, require assistance in voting your GOLD universal proxy card,

or need additional copies of our proxy materials, please contact us by the telephone number or email listed below.

Saratoga Proxy Consulting LLC

520 8th Avenue, 14th Floor

New York, NY 10018

(212) 257-1311

(888) 368-0379

info@saratogaproxy.com

Notes and Sources

1. Goldenwise Group Approximately $38.7 million: 20,676,345 shares outstanding as of the October 19, 2026 record date per the Company's definitive proxy statement × the $1.87 Nasdaq closing price on October 30, 2026 (about $37 million at the $1.80 price on November 2, 2026).

2. Phunware Form 10-Q for the quarter ended June 30, 2026 (cash and cash equivalents of $92.1 million; no borrowings on the balance sheet; revenue increase for the three and six months "as a result of a customer-initiated early contract termination"); Q1 2026 cash of $97.9 million per the Form 10-Q for the quarter ended March 31, 2026.

3. Total shareholder return from January 21, 2024 (Han appointment 8-K) to October 19, 2026

4. Goldenwise Group Phunware Form 10-K for fiscal year 2025 (net revenues of $2,553 thousand in 2025 versus $3,189 thousand in 2024; total operating expenses of $21,810 thousand versus $15,343 thousand, up 42.1%; operating loss of $20,519 thousand versus $13,889 thousand).

5. Goldenwise Group Proceeds from sales of common stock, net of issuance costs, of $122.4 million in 2024 and $10.5 million in 2023 ($132.8 million combined) per the consolidated statements of cash flows in Phunware's Forms 10-K for fiscal year 2024 and fiscal year 2023.

6. Net cash used in operating activities of about $8.4 million for the six months ended June 30, 2026, per the Q2 2026 Form 10-Q.

7. Phunware Form 8-K filed October 29, 2026, Exhibit 99.1 (shareholder letter and corporate update from Chief Executive Officer Dmitry Kroshka), including that Mr. Kroshka "joined Phunware as an executive consultant in October 2025."

8. Phunware press release, July 30, 2026 (Wailea Beach Resort "has entered an agreement to use AI Concierge"), and the investor presentation furnished as Exhibit 99.2 to Phunware's Form 8-K filed October 19, 2026. Neither discloses the value of the Wailea agreement or any revenue from 2.0 products; the presentation describes its adoption and retention figures as platform-wide. AI Concierge launch property ("one of the largest resorts in the Caribbean"), Itinerary Planner beta status and Operator Console demonstrations per the October 29, 2026 CEO letter.

9. Phunware definitive proxy statement, November 2, 2026: Summary Compensation Table (Messrs. Snavely, Chen and Krol) and executive officers (Mr. Kroshka appointed Chief Executive Officer May 12, 2026); director biographies (Ms. Du at Fandom, Inc. from September 2019 to May 2022; Mr. Lu Chief Financial Officer of Fandom since October 2018; Ms. Du appointed to the Board effective February 28, 2025 and Mr. Lu elected at the December 17, 2025 annual meeting); Audit Committee (Mr. Han, Chairperson; Messrs. Han and Lu designated audit committee financial experts); Mr. Han Chairperson of the Board since October 2025.

10. C1 Fund Inc. final prospectus (Form 424B1), August 7, 2025, "Management." It describes Han as Chief Investment Officer of the adviser since February 2025 and a member of the Investment Committee. C1 Fund Inc. Form N-CSR for the period ended December 31, 2025, Item 13, says Han chairs the Investment Committee.

11. IPO price of $10.00 per share, per the Form 424B1, "Underwriting." Operations commenced August 6, 2025, per the Form N-CSR.

12. Closing price of $2.48 on October 30, 2026, per FactSet (NYSE: CFND). Decline = ($10.00 − $2.48) ÷ $10.00 = 75.2%.

13. Phunware Form 10-K for fiscal year 2025, Item 9A (material weakness first identified in 2023; CFO departure November 30, 2024; disclosure controls and internal control over financial reporting not effective as of December 31, 2025).

14. Phunware Form 10-Q for the quarter ended June 30, 2026, Item 4 (disclosure controls not effective; current remediation plan began in the second quarter of 2026).

15. Outside Director Compensation Policy, as described in the Company's definitive proxy statement ($75,000 annual cash retainer; additional $45,000 for the Chairperson of the Board and $25,000 for the Chairperson of the Audit Committee; annual equity award of $150,000 in restricted stock units that vest on grant).

16. Goldenwise Group Mr. Han's 2024 compensation of $258,254 ($112,894 cash; $145,360 stock awards) per the director compensation table in the Form 10-K for fiscal year 2024. For 2025, $115,000 in cash and no stock awards per the 2025 director compensation table in the Company's definitive proxy statement; 84,651 restricted stock units granted April 3, 2026 "for services rendered in 2025" per Mr. Han's Form 4 filed April 7, 2026, valued at about $150,000 (the Policy's $150,000 annual award; 84,651 shares × $1.77 to $1.85 closing prices on March 31 to April 2, 2026). The $265,000 total is a Goldenwise Group calculation combining the two.

17. Mr. Han's Form 3 (event date January 21, 2024, reporting no shares) and Form 4s for grants on June 13, 2024, April 3, 2026 and August 21, 2026 (25,019 + 84,651 + 70,912 = 180,582 shares); Ms. Du's and Mr. Lu's Forms 3 each reported no shares, and their 155,563 and 70,912 shares equal their reported grants. Together 407,057 shares, about 2.0% of the 20,676,345 shares outstanding as of the October 19, 2026 record date per the Company's definitive proxy statement.

18. Form 4s filed August 25, 2026 for Mr. Han, Ms. Du and Mr. Lu (70,912 restricted stock units each, granted August 21, 2026 "pursuant to the Issuer's Outside Director Compensation Policy for services rendered in 2026"; "The RSUs vest immediately"). About $147,500 each at the $2.08 closing price on August 21, 2026, against the Policy's $150,000 annual award.

19. Form 4s filed April 7, 2026 for Mr. Han and Ms. Du (restricted stock units granted April 3, 2026 "for services rendered in 2025"; vested immediately); 2025 director compensation table in the Company's definitive proxy statement (no stock awards in 2025; no equity awards outstanding to Outside Directors at December 31, 2025).

20. Form S-3 filed May 21, 2026 ($200 million base prospectus; at-the-market prospectus for up to $15.3 million through The Benchmark Company and StoneX). Closing price of $1.98 on May 19, 2026. Cash per share = Q1 2026 cash of $97.9 million ÷ 20,447,419 shares. No shares sold under the at-the-market program through June 30, 2026, per the Q2 2026 Form 10-Q.

21. Background to the Solicitation: The package addressed to the corporate secretary at Phunware's principal executive offices encountered three unsuccessful delivery attempts, with UPS records indicating that delivery was refused by the receiver on three separate occasions.

Permission to quote third parties was neither sought nor obtained. The views expressed are those of the Goldenwise Group and are based on publicly available information.

IMPORTANT INFORMATION

Goldenwise Capital Group Limited, GoldenFuture Capital Investment Ltd, Richard (Huakun) Ding and Mona (Xuan) Zhang (collectively, the "Participants") have filed a definitive proxy statement and an accompanying GOLD universal proxy card with the Securities and Exchange Commission to solicit proxies for the election of Ms. Zhang at the 2026 Annual Meeting of Stockholders of Phunware, Inc. STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION ABOUT THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE. The proxy statement and other relevant documents are available at no charge on the SEC's website at www.sec.gov, or from Saratoga Proxy Consulting LLC at (888) 368-0379.